UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2014

CENTRAL VALLEY COMMUNITY BANCORP
(Exact Name of Registrant as Specified in Charter)

California	000-31977	77-0539125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 N. Financial Dr., Suite 101, Fresno, CA	93720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (559) 298-1775

(Former Name or Former Address, if Changed Since Last Report) Not Applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Discussion at Item 5.02 respecting the compensation of James M. Ford is here incorporated by reference.

Item 5.02 (c) Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), a bank holding company headquartered in Fresno, California, and the parent company of Central Valley Community Bank (Bank), announced February 3, 2014, that separate positions for Chief Executive Officer and President have been established at the Bank, and that veteran banker James M. Ford, age 55, has been named President of the Bank effective February 1, 2014. Daniel J. Doyle will continue to serve as President and Chief Executive Officer of the Company and as Chief Executive Officer of the Bank. Doyle had previously notified the Board of the Company of his intention to retire from his position as Chief Executive Officer of the Bank at the conclusion of 2014. The Board elected to create the position of Bank President in connection with the Company’s ongoing succession planning process.

Mr. Ford will receive an annual base salary of $300,000; receive benefits and participate in deferred compensation plans available to all employees; participate in Bank’s Senior Management Incentive Plan; receive restricted shares of CVCY stock with a value of $100,000 on the date of the grant for each of the first three years, vesting over five years; receive a net of $50,000 for moving and relocation expenses, subject to tax gross-up provisions; receive a Salary Continuation Agreement in the amount of $100,000 per year for ten years beginning at age 65, with vesting equal to 50% at age 60 and 10% each year for five consecutive years after Ford has reached the age of 60, subject to accelerated vesting upon a Change in Control; receive an automobile allowance of $1,500 per month; receive four weeks paid vacation per year; and receive use of a corporate membership at a country club.

Prior to joining Central Valley Community Bank, Ford served as the President and CEO of PremierWest Bancorp and its subsidiary PremierWest Bank, a $1.2 billion in assets community banking franchise based in Medford, Oregon, until it was acquired by Starbuck Bancshares, the private equity parent company of AmericanWest Bank in 2013. Ford served as President for PremierWest Bank beginning in 2006 and was named President and CEO for PremierWest Bank and PremierWest Bancorp in 2009. He successfully managed over 300 full-time employees, 32 branches located in Oregon and northern California, plus subsidiaries PremierWest Finance and PremierWest Insurance Services, Inc. During his tenure, he directed the bank’s strategic initiatives for future growth and development, raised $35 million in capital through a shareholders rights offering, significantly reduced non-performing assets, in addition to performing extensive management responsibilities.

Ford’s banking career has also included leadership positions with Bank of the West in Walnut Creek, California, where he worked as Executive Vice President of Planning and Development with the Regional Banking Group; Union Safe Deposit Bank in Stockton, California where he served as Executive Vice President and Chief Operating Officer for the $1.2 billion in asset bank until it was acquired by Bank of the West; and Fifth Third Bank in Cincinnati, Ohio. He began his career in 1980 with First Interstate Bank in Beaverton, Oregon, which was later acquired by Wells Fargo Bank.

The information in this Form 8-K filed on February 5, 2014 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       Press Release of Central Valley Community Bancorp dated February 3, 2014
            Please note the photos have been omitted.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	February 5, 2014	CENTRAL VALLEY COMMUNITY BANCORP By: /s/ Daniel J. Doyle Daniel J. Doyle President and Chief Executive Officer (Principal Executive Officer)